United States securities and exchange commission logo





                 August 25, 2023

       Iris Yan
       Chief Financial Officer
       Taoping Inc.
       21st Floor, Everbright Bank Building
       Zhuzilin, Futian District
       Shenzhen, Guangdong 518040
       People   s Republic of China

                                                        Re: Taoping Inc.
                                                            Registration
Statement on Form F-1
                                                            Filed August 22,
2023
                                                            File No. 333-274153

       Dear Iris Yan:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

              Please contact Mariam Mansaray, Staff Attorney, at 202-551-6356 or Mitchell Austin,
       Staff Attorney, at 202-551-3574 with any questions.




                 Sincerely,


                 Division of Corporation Finance

                 Office of Technology
       cc:                                              Kevin (Qixiang) Sun